FOR IMMEDIATE RELEASE

TRIANGLE COMPLETES FIRST STAGE OF $15
MILLION FUNDING

Calgary, Alberta - December 12, 2005 - Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) is pleased to announce the following financing transaction.

On December 9, one institutional investor provided the Company with $5,000,000 and is obligated to fund another $5,000,000 just prior the Company filing a registration statement and the final $5,000,000 upon effectiveness of the registration statement. The Company issued a 5% convertible debenture and the proceeds will be used to fund the Company’s exploration programs and for general corporate purposes.

Mark Gustafson, President and CEO of Triangle states, “This funding is an important step towards advancing the initial portions of our exploration programs in Alberta, Colorado and Texas.”

Sichenzia Ross Friedman Ference LLP represented the Company in this transaction. Complete details regarding the financing transaction can be found in the Company’s filings with the Securities and Exchange Commission.

About Triangle Petroleum Corporation

Triangle is an exploration company focused primarily on large resource plays in the Deep Basin area of Western Canada and in select areas of the western United States. An experienced team comprising technical and business skills has been formed to exploit the Company’s opportunity portfolio. Advanced reservoir description techniques will complement state of the art 3-D seismic interpretations to optimize drill sites. Project specific drilling and well completion techniques will be employed to optimize the production potential for each new pool. A land acquisition strategy employing traditional and new business models will be used to secure the opportunities for Triangle.

For more information please visit www.trianglepetroleum.com.

On behalf of the Board of Directors,

TRIANGLE PETROLEUM CORPORATION
Mark Gustafson, President

Suite 1110, 521 - 3rd Avenue S.W. Calgary, Alberta T2P 3T3

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

Suite 1110, 521 - 3rd Avenue S.W. Calgary, Alberta T2P 3T3